Exhibit 10.5

Investment Agreement

This Investment Agreement (the “Agreement”) is made effective as of April 26, 2023 (the “Effective Date”), by and between

Micropolis Digital Development FZ LLC, (Commercial License No. 92307, Dubai Development Authority) (the “Developer”),

And

Future General Trading FZE (Commercial License No. 2160019, JAFZA) (the “Investor”).

WHEREAS, the Developer is in the process of developing an Autonomous Mobile Rovers, a technology can be utilized as an Autonomous Police Patrols Robots and other workable, commercialized and sellable robotic applications, which includes two types of autonomous mobile robots and advanced security software called Microspot, in partnership with Dubai Police.

WHEREAS, the Investor desires to invest in the Developer to help develop a production prototype of the Autonomous Police Patrols product.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

Definitions:

The following terms shall have the meanings ascribed to them below:

a)	“Autonomous Police Patrols” means the autonomous mobile robots developed by the Developer in partnership with Dubai Police for use in open streets and gated communities.
b)	“Investment Amount” means the amount of $3.3 Million to be invested by the Investor in the Developer’ company as set forth in Clause 2.0.
c)	“Total Selling Price” means the agreed-upon fixed selling price of the Autonomous Police Patrols calculated by the Developer in partnership with Dubai Police and agreed with the Investor.
d)	“Margin” means the difference between the total selling price of the Autonomous Police Patrols and the cost of production, including any associated expenses.
e)	“IP” means all intellectual property developed or acquired by the Developer in connection with the Autonomous Police Patrols project and related technology.
f)	“Developer” means Micropolis Digital Development FZ LLC.
g)	“Investor” means (SPV name), the investment company.

h)	“Dubai Police” means the police force of the Emirate of Dubai, United Arab Emirates.
i)	“Feasibility Study” means the study conducted by the Developer in partnership with Dubai Police to assess the feasibility of the Autonomous Police Patrols project.
j)	“Business and Commercial Plan” means the plan developed by the Developer in partnership with Dubai Police for the commercialization of the Autonomous Police Patrols project.
k)	“Commercial Product Design Identity” means the final look and feel of the product, including its design, color scheme, layout, and any other visual or aesthetic elements that contribute to its overall appearance and branding.
l)	“Microspot” refers to the crime detection security software that operates the robot, providing real time surveillance, threat detection and response capabilities.
m)	“Electronic Control System” refers to the collection of electronic components that control the electric vehicle, including the electric vehicle control unit, the power distribution unit, and the power management unit.
n)	“Autonomous Driving Software” refers to the software developed specifically to give the autonomous police patrols, “Ml” and “M2”, the capability to drive autonomously, including decision making, obstacle detection and avoidance, and route planning.
o)	“Mechanical System” refers to the entire mechanical design of the product, including the chassis, the drive train, the power train, and the suspension system.

1.	Investment

1.1 The Investor shall invest a total of $3.3 Million (the “Investment Amount”) in the Developer, paid in 12 monthly installments as follows:

(a)	$500,000 in Month 1
(b)	$2,200,000 from Month 2 to Month 9, $275,000 every month
(c)	$600,000 from Month 10 to Month 12, $200,000 every month

1.2 Upon receipt of each payment, the Developer shall provide the Investor with a receipt confirming the payment.

2.	Royalty Payment

2.1 The Investor shall invest the Investment Amount in the Developer to help finance the development of the Autonomous Police Patrols and related technology.

2.2 The Developer shall pay the Investor a royalty of 25% of the total selling price of each unit sold until the Investment Amount is paid back, and thereafter, 25% of the margin on each unit sold in perpetuity.

2.3 The Developer and The Investor, in partnership with Dubai Police, shall calculate the sales margin and agree on a fixed selling price for the Autonomous Police Patrols. The royalty shall be calculated based on the agreed-upon fixed selling price.

2.4 The Developer shall provide the Investor with periodic reports on the sales of the Autonomous Police Patrols and the calculation of the royalty payable to the Investor.

3.	IP Ownership

3.1 The Developer and the Investor shall share the ownership of the IP and the parties agree to the following IP ownership structure:

●	Crime Detection Software (Microspot): Investor 25%, Developer 25%, Dubai Police 50%
●	Autonomous Driving Software: Investor 50%, Developer 50%
●	Electronic Control System: Investor 50%, Developer 50%
●	Mechanical System: Investor 50%, Developer 50%
●	Commercial Product Design Identity: Investor 0%, Developer 0%, Dubai Police 100%

3.2 The Investor shall remain the sole owner of the IP until the Investment Amount is paid back. After the Investment Amount is paid back, the IP ownership structure shall return to normal as stated in clause 3.1 above.

3.3 If any software or hardware that is included in this IP structure is used to generate sales, the Investor shall receive their respective percentage of the margin as defined in section 3.1 of this agreement.

3.4 The Developer and the Investor acknowledge that Dubai Police shall have a royalty-free, non-exclusive license to use such intellectual property solely for the purposes of law enforcement and public safety.

4.	Project Scope

4.1 The project scope covers the development of two types of autonomous mobile robots, one for use in open streets (“Ml”) and the other for use in gated communities (“M2”), along with the development of an advanced security software called Microspot.

4.2 This Agreement applies solely to the investment in the Autonomous Police Patrols project and related technology developed by the Developer in partnership with Dubai Police. This Agreement does not apply to any other projects or activities of the Developer, and the Investor shall have no rights or interest in such other projects or activities.

4.3 If any new technology in the form of software or hardware is generated or developed during the development phase and is in direct relation to the Autonomous Police Patrols project, the Investor and the Developer shall share the IP ownership as 50/50, after considering the Dubai Police percentage if it applies.

5.	Progress Report

5.1 The Developer shall provide a progress report to the Investor every 3 months from the Effective Date, which shall include the status of the project, milestones achieved, and any issues or challenges encountered.

6.	Feasibility Study and Business Plan

6.1 The Developer shall develop a feasibility study and a business and commercial plan for the Autonomous Police Patrols product within six months from the Effective Date.

7.	First Refusal Right:

7.1 The Investor shall have a first right of refusal to invest in any new investment opportunity that the Developer may decide to pursue related to autonomous driving rovers or any other technology. If such an opportunity arises, the Developer shall provide written notice to the Investor, and the Investor shall have a period of thirty (30) days to decide whether to invest in the opportunity.

7.2 In the event that the Investor decides not to invest in the opportunity, the Developer shall be free to seek investment from other parties, subject to any applicable laws and regulations.

8.	Governing Law and Dispute Resolution

8.1 This Agreement shall be governed by and construed in accordance with the laws of the United Arab Emirates.

8.2 Any disputes arising out of or relating to this Agreement shall be resolved through arbitration in accordance with the rules of the Dubai International Arbitration Centre (DIAC) then in effect. The seat of arbitration shall be Dubai, and the language of arbitration shall be English. The parties agree that any award rendered by the arbitration tribunal shall be final and binding, and judgment thereon may be entered in any court having jurisdiction thereof.

9.	Entire Agreement

9.1 This Agreement constitutes the entire agreement between the parties and supersedes all prior or contemporaneous oral or written agreements, understandings, representations, and warranties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

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